UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2022

NANOMIX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-54586	27-0801073
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

5900 Hollis Street, Emeryville, CA 95608

(Address of principal executive offices)

(510) 428-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 11, 2022, Nanomix Corporation (the “Company”), filed a Certificate of Amendment to its Certificate of Incorporation, as amended, with the Delaware Secretary of State (the “Amendment”) to effect a reverse split of the Company’s outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”), at a ratio of 1-for-173 (the “Reverse Stock Split”).

Pursuant to the Amendment, every one-hundred and seventy three (173) shares of the Company’s Common Stock issued and outstanding or held in treasury (if any) immediately prior to the effectiveness of Amendment shall be automatically reclassified as and combined, without further action, into one (1) validly issued, fully paid and nonassessable share of Common Stock. No fractional shares will be issued in connection with the Reverse Stock Split; but rather, the Company will issue one whole share of the post-Reverse Stock Split Common Stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Stock Split.

As required by Rule 10b-17 under the Securities Exchange Act of 1934, as amended, and the rules and procedures of FINRA,  the Company had previously notified Financial Regulatory Authority, Inc. (“FINRA”) of the proposed Reverse Stock Split  on November 16, 2021. Thereafter, on January 10, 2022, FINRA notified the Company that it should provide a certified copy of the Amendment to FINRA. Accordingly, as described above, the Company filed the Amendment on January 11, 2022 and promptly provided a certified copy of the Amendment to FINRA.

On March 1, 2022, FINRA notified the Company that the Company’s common stock will open for trading on Tuesday, March 2, 2022 on a post-split basis under the temporary trading symbol “NNMXD”. The trading symbol will revert to “NNXM” after 20 business days. Trading of the Company’s common stock will continue on a split-adjusted basis under a new CUSIP number. Based on the number of shares outstanding on March 1, 2022, the reverse stock split reduced the number of shares of the Company’s common stock outstanding from approximately 917 million pre-reverse split shares to approximately 5.3 million post-reverse split.

As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on June 10, 2021, as consideration for the merger with Nanomix, Inc. (“Nanomix”), the Company issued to the shareholders of Nanomix 1,000,000 shares of a newly created Series C preferred stock of the Company (the “Preferred Stock”). As a result of the Reverse Stock Split, all such shares of Preferred Stock issued to the Nanomix shareholders shall automatically convert into approximately 35,644,997 shares of common stock of the Company, the warrants assumed at closing or the merger may be exercisable into approximately 2,124,687 shares of common stock of the Company and the options and restricted stock units assumed at closing of the merger may be exercisable into approximately 5,718,838 shares of common stock of the Company.

In addition, as previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on February 2, 2021, the Company previously entered into service agreements with various consultants and advisors pursuant to which it issued 963,964 shares of Series B preferred stock. Each outstanding share of the Series B preferred stock shall automatically convert into 1,000 shares of the Company’s common stock as a result of the Reverse Stock Split.

As a result of the foregoing conversions, the Company will have approximately 54,636,058 shares of common stock issued and outstanding.

The press release announcing the reverse stock split is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The foregoing description of the Reverse Stock Split does not purport to be complete and is qualified in its entirety by reference to the complete text of the Certificate of Amendment, a copy of which is filed with this report as Exhibit 3.1 and is incorporated into this report by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Certificate of Amendment to the Certificate of Incorporation of Nanomix Corporation, dated January 11, 2022
99.1	Press Release, dated March 2, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOMIX CORPORATION

	By:	/s/ David Ludvigson
	Name:	David Ludvigson
	Title:	Chief Executive Officer

Date: March 2, 2022